Exhibit c

RIALTO MARKETS LLC
MEMBERSHIP AGREEMENT
CRD No. 283477

FINRA grants the application of RIALTO MARKETS LLC (the "Firm") to expand its business, contingent upon the execution of this Membership Agreement ("Agreement") and its submission to the FINRA Membership Application Program Group, via FINRA Gateway, by no later than August 9, 2025.

This Agreement shall remain in effect and bind the Firm and all of its successors to ownership or control unless this Agreement is changed, removed, or modified pursuant to applicable FINRA Rules.

A.	Undertakings

In connection with the granting of its application for continuance in membership, the Firm undertakes to:

(1)	abide by any restriction specified in Section C below.

(2)	obtain the prior written approval of FINRA pursuant to FINRA Rule 1017 before removing or modifying any restrictions imposed or before effecting a material change in business operations.

(3)	file a written notice and application with FINRA at least 30 days prior to effecting a change in ownership or control pursuant to Rule 1017.

(4)
In connection with CMA No. 202440818413, abide by the representations made in the application that Rialto Markets' role will be limited to providing compliance oversight and governance of the American Depositary Receipts (ADRs) processing workflow, including reviewing network participants, monitoring process steps, enforcing regulatory limits, and reviewing market integrity reports, with no expansion of or change to the firm’s customer-facing activities.

(5)
In connection with CMA No. 202440818413, abide by the representations made in the application that Rialto Markets will not (i) issue or hold the underlying foreign shares for American Depositary Receipts (ADRs), (ii) facilitate dividend payments or handle corporate actions related to the ADRs and (iii) directly perform the core depositary functions outlined in SEC Form F-6, which will be handled by other regulated entities (custodians and transfer agents, as applicable) in the transaction flow.

B.	Business Activities

The activities in which the Firm may engage are based on its business plan, any additional information provided during or subsequent to the membership application process and such other activities as may be permissible pursuant to the FINRA Membership Rules. The Firm represents that it will:

(1)	Maintain a minimum net capital requirement of $5,000 pursuant to SEA Rule 15c3- 1(a)(2)(vi).

(2)
Operate pursuant to SEA Rule 15c3-3(k)(2)(ii) (the Customer Protection Rule), clearing all transactions on a fully-disclosed basis through its clearing firm. The Firm will not hold customer funds or safekeep customer securities.

Investor protection. Market integrity.	Matter No. 20240818413	One World Financial Center 200 Liberty Street New York, NY 10281	t 212 858-4000 f 212-858-4189 www.finra.org
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(3)	Engage in the following types of business:

A.	Broker selling corporate debt securities;
B.	U.S. government securities broker;

C.	Municipal securities broker;
D.	Private placements of securities;
E.	Operate an alternative trading system;
F.	Operation of alternative trading system for transactions equity and fixed income securities issued in digital form; and
G.
Provision of monitoring, compliance oversight and governance services in connection with American Depository Receipt (ADR) transactions processed within the Digital Securities Depository Corporation (DSDC) platform. In such capacity, Rialto shall be responsible for:

i.	Review and approval/rejection of prospective regulated institutions seeking to join the DSDC network.
ii.
Monitoring completion of required ADR transaction workflow processes on the DSDC platform -- which digitizes and records the inter-firm workflows on a blockchain -- providing escalation and oversight to ensure compliance and addressing identified discrepancies.

iii.	Collecting issuance fees charged by the DSDC platform (which compensates Rialto for its oversight and supervision of the ADR programs).

(4)
Employ ten (10) Associated Persons (registered and unregistered) who have direct contact with customers in the conduct of the Firm’s securities sales, trading and investment banking activities, including the immediate supervisors of such persons.

(5)	Operate one (1) office, which is the main office.

C.	Restrictions

None

D.	Waiver/Exemption

None

E.	Notifications

The Firm will promptly notify FINRA if:

(1)
the Firm changes its: (a) clearing entity, service bureau, or method of clearance; and/or (b) method of bookkeeping or recordkeeping (e.g., computer to manual, or utilizing an outside computer service); or

(2)	the Firm has effected any significant change in its key personnel, including but not limited to, change or loss of the General Securities Principal, Chief Compliance Officer,

Investor protection. Market integrity.	Matter No. 20240818413	One World Financial Center 200 Liberty Street New York, NY 10281	t 212 858-4000 f 212-858-4189 www.finra.org
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(3)	and/or Financial and Operations Principal.

F.	Certification

Pursuant to Article IV, Section 1, of FINRA By-Laws, the Firm agrees:

(1)
to comply with the federal securities laws, the rules and regulations thereunder, the rules of the Municipal Securities Rulemaking Board and the Treasury Department, the By- Laws of FINRA and all rulings, orders, directions, and decisions issued and sanctions imposed under FINRA Rules;

(2)	to pay such dues, assessments, and other charges in the manner and amount as from time to time shall be fixed pursuant to FINRA By-Laws, Schedules to FINRA By-Laws, and FINRA Rules; and

(3)
that this Agreement has been executed on behalf of, and with the authority of the Firm. The undersigned and the Firm represent that the information and statements contained within the application and other information filed are current, true, and complete. The undersigned and the Firm further represent that, to the extent any information previously submitted is not amended, such information is currently accurate and complete and agree that the information contained in Form BD will be kept current and accurate by properly amending Form BD as changes occur.

Any activity that does not conform to the provisions set forth in this Agreement may form the basis for disciplinary action by FINRA against the Firm, its owners, or Associated Persons.

Signature:

by/s/Shari Noonan
Shari Noonan CEO

7/18/2025
Date

Investor protection. Market integrity.	Matter No. 20240818413	One World Financial Center 200 Liberty Street New York, NY 10281	t 212 858-4000 f 212-858-4189 www.finra.org
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